Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of BlackRock Funds II of our report dated December 21, 2018, relating to the financial statements and financial highlights, which appears in BlackRock LifePath® Smart Beta Retirement Fund and BlackRock LifePath® Smart Beta 2020 Fund’s Annual Report on Form N-CSR for the year ended October 31, 2018. We also consent to the references to us under the headings “Other Service Providers”, “Financial Highlights” and “Appendix II: Article IV” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 13, 2019